EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-50957, 333-50959, 333-58035, 333-58037, 333-81705, 333-91158 and 333-91236 on Form S-8 and Registration Statement No. 333-116647 on Form S-3 of RC2 Corporation of our report dated March 5, 2004, related to the consolidated financial statements of The First Years Inc. as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 appearing in this Current Report on Form 8-K of RC2 Corporation.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
July 9, 2004